Number: BC0871921
BRITISH COLUMBIA The Best Place on Earth

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ALYA VENTURES LTD. changed its name to SNIPP INTERACTIVE INC. on March 1, 2012 at 10:01 AM Pacific Time.

•	Issued under my hand at Victoria, British Columbia On March 1, 2012

RON TOWNSHEND Registrar of Companies Province of British Columbia Canada